INDEPENDENT AUDITORS' CONSENT

We consent to the reference to us under the heading "Custodian, Transfer and Dividend Disbursing Agent, Counsel and Independent Auditors" in the Statement of Additional Information, which is a part of Post-Effective Amendment No. 28 to Registration Statement File No. 33-84842, on Form N-1A for The Bear Stearns Funds.


/s/Deloitte & Touche LLP

Deloitte & Touche LLP

New York, New York
July 18, 2001